Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

VTTI ENERGY PARTNERS GP LLC

A Marshall Islands Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VTTI Energy Partners GP LLC (the “Company”), dated as of April 11, 2014, is adopted, executed and agreed to by VTTI MLP Partners B.V., a limited liability company formed under the laws of the Netherlands, and the sole member of the Company (the “Organizational Member”).

1. Formation. The Company has been formed as a Marshall Islands limited liability company under and pursuant to the Marshall Islands Limited Liability Company Act of 1996 (of the Republic of the Marshall Islands Associations Law) (the “Act”), as the same may be amended from time to time. This Agreement shall be deemed to have become effective upon the formation of the Company.

2. Name. The name of the Company is VTTI Energy Partners GP LLC.

3. Term. The Company shall have perpetual existence.

4. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

5. Sole Member. The Organizational Member shall be the sole member of the Company. The Organizational Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

6. Contributions. The Organizational Member has made, or will make, an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Organizational Member may, from time to time, make additional capital contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Distributions. The Organizational Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

8. Taxes. The Organizational Member shall prepare and timely file (on behalf of the Company) all tax returns, if any, required to be filed by the Company.

9. Management. The management of the Company shall be vested exclusively in the Organizational Member. All action taken by the Company shall be taken only with the consent of the Organizational Member. The Organizational Member may delegate its power and authority from time to time to one or more “Authorized Persons.” Initially, such power and authority is delegated to Robert Nijst and Rubel Yilmaz, each of whom, acting singly or together, shall be authorized to act on behalf of the Organizational Member in accordance with and subject at all times to express written instructions or resolutions of the Organizational Member, each as an Authorized Person, including the power to severally execute any and all documents, agreements or instruments as he may deem necessary or advisable and in the best interests of the Company in connection with carrying out the instructions or resolutions of the Organizational Member.

10. Exculpation and Indemnity. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Organizational Member nor the Authorized Persons (individually a “Covered Person” and, collectively, the “Covered Persons”) to the fullest extent permitted by applicable law, shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes willful misconduct. To the fullest extent permitted by applicable law, the Company shall indemnify each Covered Person to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Organizational Member may elect. Subject to the Act, no other event will cause the Company to dissolve.

12. Governing Law. This Agreement is governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands, without giving regard to principles of conflicts of law.

13. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Organizational Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Organizational Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

ORGANIZATIONAL MEMBER:

VTTI MLP Partners B.V.

By:	/s/ Rubel Yilmaz
Name: Rubel Yilmaz
Title: Authorized Person

Signature Page to Limited Liability Company Agreement of VTTI Energy Partners GP LLC